Exhibit 99(e)(1)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made this 28th day of June 2008 (the “Effective Date”) between

Wavecom S.A., a company organized under the laws of France, having its registered office at 3 esplanade du Foncet 92442 Issy les Moulineaux FRANCE, (“Wavecom”)

And

Gemalto NV, a company organized under the laws of France having its corporate headquarters at Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands, (“COMPANY”)

Witnesseth

1.

In connection with the consideration of a possible strategic “M&A” transaction, such as without limitation an acquisition, an asset transfer, or an amicable tender offer (offre publique) by either Party on each other’s business, assets or securities (the “Transaction”), the Parties (the “Parties” or individually the “Party”) hereto are to exchange Confidential Information (defined in Paragraph 3, below).

2.

As a condition to either Party being furnished such information (the “Receiving Party”) by the other Party (“the Disclosing Party”), the Receiving Party agrees to treat any Confidential Information, whether prepared by the Disclosing Party or its Representatives (defined in Paragraph 3, below), which is furnished to the Receiving Party or its Representatives by the Disclosing Party or its Representatives in accordance with the provisions of this Agreement during the term of this agreement, and to take or abstain from taking certain other actions herein set forth.

3.

For the purposes of this Agreement, “Confidential Information” means (i) information in any form furnished to the Receiving Party or its Representatives by the Disclosing Party or its Representatives either before or after the Effective Date, either in writing (including, for the avoidance of doubt, in electronic form) or orally by, during or in conjunction with discussions with the Disclosing Party or any of its Representatives; and (ii) the contents of this Agreement. Without limiting the foregoing, Confidential Information shall also include analyses, compilations, studies and other documents and data prepared by or on behalf of the Receiving Party or its Representatives which contain or otherwise directly reflect or are generated from any information described in (i) and (ii) above, and information viewed or learned by a Party during a visit to the other Party’s facilities. For the purposes of this Agreement, “Representatives” means a Party’s directors, employees, as well as the directors and employees of its holding company (if any) and other affiliates, agents or advisors together with banks and other finance providers that are asked to provide third party financing for the purpose of the Transaction.

4.

The term “Confidential Information” does not include information which the Receiving Party can demonstrate by competent documentation (i) is already in possession of the Receiving Party, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with the Disclosing Party or a third party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement or any other confidentiality obligation, or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a duty of confidentiality.

5.	In consideration of Confidential Information being made available to it, the Receiving Party hereby agrees that it will, and will procure that its Representatives:

(i) use the Confidential Information only for the purpose of evaluating a possible Transaction with a view to consider whether the Receiving Party would be interested in completing the Transaction,

(ii) protect the disclosed Confidential Information by using the same degree of care, but no less than a commercially reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature,

(iii) not at any time, without the prior written approval of the Disclosing Party, disclose or reveal the Confidential Information to any person or other party whatsoever, other than its Representatives (having regard to the confidential nature of the information) who need to receive and consider the same for the purpose of evaluating a possible Transaction and who shall be informed of the confidential nature of the information and the terms of this Agreement, and for whom the Receiving Party hereby accepts full responsibility in the event of any breach of any of the obligations imposed on a Receiving Party hereunder, and

(iv) not without the prior express permission of the Disclosing Party discuss with any director, employee or Representatives of the Disclosing Party not listed in Attachment 1 the Confidential Information or any other matter in connection with or relating to the discussions or negotiations which are taking place.

Neither Party nor its Representatives will disclose to any person either the fact that discussions or negotiations are taking place (or have taken place) between the Parties regarding a possible Transaction or any of the terms, conditions or other facts relating thereto.

For the avoidance of doubt, nothing herein shall prohibit any public disclosures as required by law or regulations to effect a Transaction approved by Wavecom, such as disclosures made in any prospectus or public documents.

6.

If the Receiving Party or any of its Representatives are required by law to make any disclosure that is not permitted by this Agreement, the Receiving Party or such Representative, as the case may be, will promptly (and, in any event, before complying with any such requirement, to the extent permitted by law) provide the Disclosing Party with notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Subject to the foregoing, the Receiving Party may disclose only that portion of the Confidential Information that, in the opinion of counsel acceptable to the Disclosing Party (which acceptance will not be unreasonably withheld) or by opinion or decision of a court or other governmental body having such authority, the Receiving Party is legally required to disclose or else stand liable for contempt or suffer censure or other significant penalty; provided, however, that the Receiving Party must use its best efforts at the Disclosing Party’s expense to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to any Confidential Information so disclosed. COMPANY understands and agrees that since Wavecom is a listed company (both on the Nasdaq and Paris Eurolist stock exchange) and COMPANY may have access to material non public information (information that a reasonable person would consider important in deciding whether to buy, hold or sell Wavecom securities, and information whose public disclosure would likely affect the market price of Wavecom securities), COMPANY must comply with French and U.S. securities laws, that provide that certain use of insider information, communication of insider information and/or manipulation of the market price will constitute a criminal offence.

Therefore, COMPANY shall abstain from buying, selling or trading any Wavecom equity or debt securities until the end of a 18-month period commencing on the Effective Date, except with the prior consent of Wavecom or as part of the consummation of a bona fide tender offer made pursuant to applicable laws and regulations following a tender offer (offre publique) on the shares of Wavecom initiated by a third party.

7.

The Receiving Party understands that neither the Disclosing Party nor any of its Representatives has made or make any representation or warranty as to the accuracy or completeness of the Confidential Information. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the use of the Confidential Information. The Receiving Party acquires no intellectual property rights from the Disclosing Party under this Agreement and no right or license to any trademark, patent, copyright, mask work protection right either expressly or by implication by this Agreement or any disclosure hereunder, including, but not limited to, any right to make, use or sell any product embodying any Confidential Information. The Disclosing Party retains all rights in the Confidential Information.

8.

At the Disclosing Party’s request, the Receiving Party will promptly redeliver to the Disclosing Party or destroy all Confidential Information and any other written material containing or reflecting any of the Confidential Information (whether prepared by employees of the Disclosing Party, its Representatives or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material, save as provided below. All documents, memoranda, notes and other writings whatsoever prepared by the Receiving Party or its Representatives (including any copies therof) based on any of the Confidential Information shall be destroyed, save as provided below. Upon request of the Disclosing Party, the Receiving Party shall certify in writing that all materials containing such Confidential Information (including all copies thereof) have been returned to the Disclosing Party and that all documents, memoranda, notes and other writings whatsoever prepared by the Receiving Party or its Representatives (including any copies therof) based on any of the Confidential Information have been destroyed. Nothing herein shall oblige a Receiving Party or any of its Representatives to return or destroy Confidential Information that is required to be retained by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or professional rules of practice.

9.

Unless and until a definitive agreement between the Parties or any of their affiliates with respect to any transaction referred to in the first paragraph of this Agreement has been executed by both Parties, neither Party nor any of its Representatives will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

10.

No failure by Disclosing Party to exercise any right, power or remedy hereunder shall constitute a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof. No amendment, waiver or other modification of any provision of this Agreement shall be effective unless in writing and signed by both of the Parties hereto.

11.

This Agreement constitutes the entire agreement between the Parties with respect to the exchange of Confidential Information and supersedes all prior agreements and understandings, both written and oral, between the Parties. Any amendment to or modification of this Agreement must be made in writing and signed by both Parties.

12.	The term of this agreement shall be 12 months from signature and the Parties’ obligations under this Agreement shall remain in effect for three (3) years from the Effective Date.

13.

Neither Party may assign or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or delegation without such consent, except as expressly set forth herein, will be void and of no effect.

14.	All notices or correspondence pertaining to this Agreement shall be made in writing and addressed and sent as follows:

Wavecom SA		COMPANY

3 esplanade du Foncet		Joop Geesinkweg 541-542,

92442 Issy les Moulineaux, France		1096 AX Amsterdam, the Netherlands

Attention :	Pierre Cosnier	Attention :	Martin McCourt

	Legal Affairs Director		EVP Strategy and M&A

15.

This Agreement imposes no obligation on either Party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products. The Parties do not intend that any agency, joint venture or partnership relationship be created between them by this Agreement. Neither this Agreement nor the disclosure or receipt of Confidential Information shall be construed as creating any obligation for a Party to furnish Confidential Information to the other Party or to enter into any agreement or relationship with the other Party.

The communication of the Confidential Information supplied under this Agreement does not allow or entitle the Receiving Party to use, lease, sell, disclose to or otherwise dispose for the benefit of any other party or person other than the Disclosing Party, the analysis, products, sub-assemblies, assemblies or components, manufactured, designed or otherwise generated on the basis or by making use of the Confidential Information or by using the Confidential Information in combination with other information.

16.

This Agreement has been executed by the duly authorized representatives of the Parties whose signatures appear below. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. This Agreement may be executed by fax.

17.

This Agreement shall be governed by and construed in accordance with the laws of France and the Parties submit to the exclusive jurisdiction of the Paris commercial court (tribunal de commerce de Paris).

Made this 28th day of June, 2008

Wavecom	COMPANY

By:	/Signature/ (illegible)	By:	/Signature/ (illegible)

Title:	Pierre Cosnier	Title:	EVP M&A
Legal Director

Attachment 1

For Wavecom:

1.	Ron Black (CEO)
2.	Chantal Bourgeat (CFO)
3.	Philippe Guillemette (CTO)
4.	Pierre Teyssier (EVP, Operations)
5.	Pierre Cosnier (Chief Counsel)

For COMPANY :

1.